Exhibit 21.1

List of subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Organization
Zoom Voice Communications, Inc.	United States of America
ZVC UK LTD	United Kingdom
ZVC Australia PTY LTD	Australia
ZVC Netherlands B.V.	Netherlands
ZVC Japan KK	Japan
Zoom Video Communications (Suzhou) Inc.	China
Saasbee Inc. (Hefei) Ltd.	China
SaasBee Software (Hangzhou) Co., Ltd.	China
ZVC France SAS	France
ZVC India PVT LTD	India
ZVC Canada LTD	Canada
Zoom Video Communications (Hong Kong) LTD Zoom Video Communications (Shanghai) Co., Ltd.	Hong Kong China
ZVC Singapore Pte. Ltd.	Singapore
ZVC Germany GmbH	Germany
Keybase LLC	United States of America
Zoom Video Communications (Shanghai) Co., Ltd.	China
Solvvy LLC	United States of America
Zoom Software (Hangzhou) Co., Ltd.	China
Zoom Video Communications Korea, LLC	Korea
Zoom Arabia Communications Company	Kingdom of Saudi Arabia
Workvivo Ltd.	Ireland
ZM Services India Private Limited	India
Zoom Software (Wuhan) Co., Ltd.	China
Zoom Middle East and North Africa Regional Headquarters Company (Arabia)	Kingdom of Saudi Arabia
Brighthire Inc.	United States of America
Bonsai Technologies Inc.	United States of America
Bonsai Technologies France	France
Templobe, Inc.	United States of America